News Release
58-68 Exchange St.
Binghamton, New York 13901

For Further Information, Contact:
Rexford C. Decker
Senior Vice President & CFO
(607) 779-2320
Website: www.bsbbank.com

BSB BANK & TRUST SELLS $36.7 MILLION OF CLASSIFIED LOANS

No Charge to Earnings Will Be Incurred

BINGHAMTON, N.Y.—November 7, 2003— BSB Bancorp, Inc. (NASDAQ:BSBN), the bank holding company of BSB Bank & Trust Company, announced today the sale of a portfolio of large, under-performing commercial loans having a total book balance of $36.7 million. The loans were sold for $27.2 million. The $9.5 million difference between book value and the sale price reflects previously established reserves and will be charged to the Bank’s loan loss allowance. Thus, the sale will have no impact on the Company’s income statement. Prior to making the decision to sell, the loans were each either non-performing, or performing loans classified as substandard.

President and CEO Howard W. Sharp stated, “The loan sale is a major milestone for BSB as it puts many of the Bank’s past loan quality problems behind. Since I joined BSB, we have been focused on reducing the Bank’s exposure to commercial and industrial loans, and to decreasing classified assets. The loan sale removes a large number of problem assets, allows us to reinvest the proceeds in interest earning assets and frees management from a major distraction from the core business of the Bank.”

As a result of the loan sale, commercial and industrial loans will decrease by $36.7 million. Non-performing loans will reduce by $14.5 million and substandard performing loans will fall $22.2 million.

Forward-Looking Statements

This news release contains forward-looking statements, including those regarding the projected performance of BSB Bancorp, Inc. These statements constitute forward-looking information, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. Actual results may differ materially from any forward-looking information discussed in this news release.

Factors that might cause such differences include, but are not limited to: fluctuations in interest rates, government regulations and economic conditions and competition in the geographic and business areas in which BSB conducts its operations, as well as unanticipated loan losses and other similar conditions affecting the Company’s operations, pricing, products and services.

Except as required by law, BSB disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements in this news release to reflect future events or developments.

For additional information regarding BSB, including a discussion of related risk factors, please refer to BSB’s public filings with the Securities and Exchange Commission which are available online at http://www.sec.gov.

Profile

Headquartered in Binghamton, New York, BSB Bancorp, Inc. provides a broad range of deposit, loan, trust and financial management services to businesses and consumers in Broome, Onondaga, Tioga and Chenango Counties through its subsidiary, BSB Bank & Trust Company. The Bank serves its customers from 20 full-service banking offices, 27 branch-based and 26 off-premise automatic teller machines, and at 12 proprietary banking service locations (StoreTeller®) situated in a large area supermarket chain. In Broome County, the Bank has a market share of total deposits of 32%. More information about BSB can be obtained on the Internet at www.bsbbank.com.

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